Exhibit 99.1 News Release

ERHC Energy Inc. Shareholders Approve Reverse Stock Split

Positions ERHC to take advantage of merger and acquisition interest

HOUSTON, December 16, 2015 – The Shareholders of ERHC Energy Inc. (OTCMKTS: ERHE), a publicly traded American company with oil and gas assets in Sub-Saharan Africa, have overwhelmingly approved a 100-for-one reverse stock split. More than 85 percent of the votes cast were in favor of the proposal. The management and Board of Directors of ERHC recommended the proposal as a way to enhance the Company's balance sheet, while better positioning ERHC to take advantage of certain merger and acquisition interest.

The vote total announced yesterday during the special meeting of the Company’s shareholders follows below (subject to final certification by the Inspectors of Election):

• For:	2,232,195,312
• Against:	270,236,405
• Abstain:	16,538,242

The Company will now undertake the regulatory, registration and administrative steps necessary to effect the reverse stock split.

“We thank the shareholders of ERHC for approving this proposal, which we anticipate might strengthen investor interest in the Company and make ERHC more attractive to major new investors and potential business partners,” said ERHC President and CEO Peter Ntephe. “This action clears the way for ERHC to pursue strategic capital-raising opportunities and potentially value-enhancing mergers and acquisitions activity.”

ERHC holds a 35 percent interest in Kenya Block 11A, where the first exploration well is expected to be spudded toward the end of the first quarter of 2016. In Chad, ERHC is accepting tender proposals for a 2-D seismic acquisition program for Block BDS 2008. In the Gulf of Guinea, ERHC holds 100 percent of the rights to Block 4 in the São Tomé and Príncipe Exclusive Economic Zone (EEZ) Block 4 as well as the option to take up to a 15 percent working interest in each of two other unlicensed EEZ blocks of its choice. The Company also has interests across several oil blocks in the Nigeria - São Tomé and Príncipe Joint Development Zone (JDZ).

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in Africa and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its stockholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future stockholders’ meetings as well as other matters that are not historical facts or information. Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied. A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in Kenya, Chad, the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.